Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-195107 and 333-272369 on Form S-8 of our reports dated February 27, 2025, relating to the consolidated financial statements of Installed Building Products, Inc., and the effectiveness of Installed Building Products, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Installed Building Products, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 27, 2025